UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 22, 2008
Progress Software Corporation
(Exact name of registrant as specified in its charter)
Commission file number: 0-19417

Massachusetts	04-2746201
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)
14 Oak Park
Bedford, Massachusetts 01730
(Address of principal executive offices, including zip code)
(781) 280-4000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
          On May 22, 2008, Ram Gupta was appointed to the Board of Directors of Progress Software Corporation, effective immediately. Mr. Gupta has over 20 years of technology and operational expertise at fast paced global technology companies, including PeopleSoft, WebMD, Silicon Graphics, IBM and Tata Consultancy Services. It has not yet been determined on which, if any, standing committees of the Board of Directors Mr. Gupta will serve.
           Subject to the approval of the Compensation Committee and in connection with his appointment to the Board, it is expected that Mr. Gupta will be granted an option to purchase 25,000 shares of our common stock under, and will otherwise participate in, our Director Compensation Program. The vesting for such option will be in equal monthly increments over a 60-month period, beginning on the first day of the month following the month Mr. Gupta joined the Board.
          There are no family relationships between Mr. Gupta and any of our directors or executive officers. There is no arrangement or understanding between Mr. Gupta and any other person pursuant to which he was selected as a director, nor are we aware, after inquiry of Mr. Gupta, of any related-person transaction or series of transactions required to be disclosed under the rules of the Securities and Exchange Commission.
Item 7.01 Regulation FD Disclosure
          On May 29, 2008, we issued a press release announcing Mr. Gupta’s appointment, a copy of which is attached as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
          (d) Exhibits
          99.1 Press Release dated May 29, 2008

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2008	Progress Software Corporation

	By:	/s/ Norman R. Robertson

Norman R. Robertson
Senior Vice President, Finance and Administration
and Chief Financial Officer